Exhibit 99.2

Second Quarter 2005 Conference Call

Statement of Jim Hartman, Mark Kraus and Jim Mellor

Enpath Medical, Inc.

July 21, 2005

Welcome to the Enpath Medical second quarter, 2005 conference call.  Thank you for joining us today.  I am Jim Hartman, Chairman and Chief Executive Officer of Enpath Medical.  My comments today will contain forward-looking statements that involve risks and uncertainties.  Any number of factors could cause our results to vary from those that may be anticipated by some statements made today.  You should read our press release issued this morning and our SEC filings, specifically our 2004 Annual Report on Form 10-K filed in March 2005, for a listing of some of the factors that could cause results to differ materially.

Joining me on the call today is Mark Kraus, Senior Vice President and Chief Technology Officer and Jim Mellor, Senior Vice President of Sales and Marketing.

During my remarks today I will highlight certain aspects of our second quarter financial results that were not covered in our press release issued this morning.  I will outline our options related to the Myopore Rx in light of the denial of our appeal by the FDA last week.  Jim and Mark will discuss new opportunities the company is pursuing.  I will then provide our outlook and guidance for the upcoming quarter and remainder of the year.   At the conclusion of my remarks, Mark, Jim and I will be available to answer questions.

Second quarter revenues were $7.2 million, compared to $7.3 million in the second quarter of 2004, a 1% decrease.  For the six months, sales declined 5% to $13.8 million compared to $14.6 million in 2004.  Sales of delivery systems products decreased 5% to $4.7 million in the second quarter when compared to the previous year.  Sales of our core introducer product line were basically the same as in 2004 at $4.1 million, when we had experienced a 21% increase over

2003, as a result of the launch of the FlowGuard introducer.  Year to date introducer sales have actually increased $300,000 compared to the first six months of 2004.

Sales of our lead technologies product line increased during the quarter from $2.4 million last year to $2.5 million.  For the six months, sales were $4.2 million compared to $4.8 million in the first six months of last year.  Sales of proprietary leads and adaptors increased $220,000 compared to the first quarter of this year as we made our first shipment of Myopore Rx steroid leads to one of our two partners for a European launch.  Sales of leads and adaptors still declined $130,000 compared to the second quarter of 2004 as we go through what we believe to be the final stages of the inventory overstock situation that started a year ago with our largest leads customer.

The largest sales gain from our lead technologies activities came from engineering services related to the numerous contracts the company is currently working on in the neuro stimulation and modulation area.  We billed $349,000 during the quarter and $469,000 for the six months developing lead designs in several different markets for our customers.  We have one of the top group of neuro lead engineering teams in the country and currently have as much work as we can handle.

Second quarter gross margins on a consolidated basis were 38.7% compared to 37.6% a year ago. Gross margins on the delivery systems product line declined slightly primarily due to the lower sales volume as well as the costs related to establishing our manufacturing capabilities for steerable catheters in advance of any real production.  Margins on the lead technologies product line increased five percentage points to 33.4% compared to 28.2% in the second quarter of 2004, primarily due to discontinuing several low margin contract manufacturing jobs in 2004, as well as increased sales volume.

Our research and development expenditures increased 40% during the quarter to $1.6 million compared to $1.1 million in the second quarter last year.  As a percentage of sales, R & D was 22.1%, compared to 15.6% in 2004.  For the year, research and development expenditures were just slightly less than $3 million or 21.5% of sales compared to $2.2 million or 15% of sales last year in the first six months.  Gaining approval from the FDA to begin marketing our epicardial steroid lead has been a costly and so far unsuccessful effort.  The appeal process that we undertook over the last six months entailed substantial use of consultants and attorneys.  It was intense, arduous and expensive.  Mark and Jim will comment further regarding the FDA situation in a moment.

We are also conducting significant R & D work on steerable introducers for our own family of steerable devices for which we did recently receive FDA marketing clearance.  Our announced agreement with Bard EP for an exclusive arrangement to market our steerable device into the electrophysiology field is the initial validation for this investment.  During this past couple of years, we have begun the transition from relatively simple medical devices to far more sophisticated products such as the Myopore Rx lead, FasTac Flex delivery tool and steerable catheters.  We have experienced greater than estimated costs due to the complexity of these products, but believe we are bringing more efficiency to our development effort.  Coupling the increased development costs with the fact that we have no material amount of revenue yet from these efforts, has compounded our challenge to achieving profitability during this time period.

Selling, general and administrative expenses were 20.4% of sales for the quarter, compared to 19.5% in the second quarter of 2004.  In real dollars, general and administration expenses actually declined from 2004 by a modest amount, while sales and marketing increased $50,000 or 10%.  This increase is primarily attributable to more participation at trade shows targeted towards physicians in an effort to gain recognition for our steerable catheters and FasTac Flex delivery tool.

I’ll now turn the presentation over to Mark and Jim to discuss the product development activities and update you on the FDA situation with our Myopore Rx steroid lead.

(Mark) We have been diligently continuing our efforts to complete the significant number of new products in our development pipeline.  As we have communicated in the past we have been focusing our attention on the development of our proprietary steerable introducers and stimulation leads to serve the rapidly growing cardiac rhythm management, neuromodulation and vascular interventional markets.  To date the demand for these new products and development services has exceeded our capacity to complete such projects.  Nonetheless, we have remained vigilant to our need to rapidly grow the company through the launch of new products over the next couple years.

The most immediate of these opportunities is the launch of our steerable introducers for the electrophysiology market.  We have been extremely busy completing the first two sizes of this product line in support of our Bard EP agreement which we announced today.  These steerable introducers are based on our proprietary technology and will be, along with two additional sizes, used to enable more precise access to areas of the heart for the completion of certain ablation procedures.  The first shipment of one of these sizes happened earlier this week, and the second size, which will be used in conjunction with Bard’s Atrial Fibrillation ablation technology clinical study, is expected to ship within the next week.  We will be launching the remaining two Bard sizes, along with a new ergonomically designed handle, before the end of the year.

As indicated earlier, we have been developing our proprietary advanced delivery technologies to support other emerging interventional procedures such as mitral valve repair, septal defect repair,

and cardiac resynchronization therapy.  To date, four of these applications have entered their human clinical study phase, with our products receiving high praise from the study physicians.  We have also begun the development of a steerable sheath to enable more efficient Carotid Artery stent placements, although at this point we have no partner for this application.  Our steerable introducer technology will provide the physician the needed flexibility to access the arteries of those patients who have anatomies which could not be easily accessed otherwise.  The FDA 510(k) marketing clearance we received for this product back in early June will cover all of these clinical applications in addition to the Bard EP products.

We have defined a new valve configuration for our venous introducers and will be entering the heaviest part of the product development cycle in the second half of the year.  The product has been designed as an addition to our FlowGuard introducer, but primarily targeted for the placement of pacing leads.  We fully expect to have this product on the market sometime in the first quarter of 2006.

In the area of leads, our efforts have been focused primarily on the development of a number of neuromodulation and CRM leads on a contract basis, and the early development of concepts for a proprietary next generation Epicardial lead and spinal cord stimulation lead.  We believe that we have one of the most experienced lead development groups in the world, so we have made a conscience effort to sell those development services in conjunction with securing long term manufacturing rights to those contract developed products.  Currently we are working on, or are about to begin development of, leads that will be used in pain management, cardiac defibrillation, and pelvic floor stimulation for incontinence.

We also recognize that a significant amount of our future lead revenue needs to come from proprietary technologies.  To that end we have been diligently working to define the requirements and early designs of a next generation Epicardial lead and delivery system, and a spinal cord stimulation lead.  Because we believe that there will be an increased demand for Epicardial leads, we have identified a number of enhancements to our current lead and delivery system that will make it significantly easier to implant the lead to a precise location on the heart using minimally invasive surgical techniques.  In the case of the spinal cord stimulation lead, we will be implementing technologies that will reduce the likelihood of lead migration after implant and to minimize the overall size of the lead without compromising lead integrity.  The use of spinal cord stimulation leads to manage pain is one of the few FDA approved procedures for neurostimulation.

In conclusion, you can see the opportunities in 2006 and beyond remain extremely positive.  Now I’d like to turn the call over to Jim Mellor.

(Jim M.)

The decision by the FDA to deny our appeal on its non-approvable letter for our PMA submission on the Myopore Rx steroid epicardial lead was both unexpected and disappointing.  Its rationale for non-approval was based on its belief that “the animal study results failed to demonstrate that the Myopore Rx steroid-eluting lead affords a consistent incremental benefit over the non-steroid-eluting lead”, even though the original goal of the animal studies approved by the FDA was equivalence or better which we achieved.  It also advised us “that the least burdensome approach at this time would be for us to conduct an appropriately-sized clinical study.”

The Director of the Office of Device Evaluation, who heard our appeal has committed to work with Enpath and her staff to develop a least burdensome clinical study.  Enpath has scheduled a meeting with the Director to better understand the least burdensome requirement of such a study in order to determine the time and cost feasibility for both Enpath and our OEM partners.  If a feasible study solution is not found, then we will take our appeal to the next level with the Director for the Center of Devices and Radiological Health.

We have communicated the FDA’s appeal decision to our two OEM partners and have arranged meetings with them to discuss options moving forward.  We intend to propose a number of commercial options involving other Enpath products at those meetings which we expect will occur during the first two weeks in August.

Meanwhile the sales of our steroid eluting epicardial lead in Europe continue to surpass original expectations.  St. Jude Medical is currently the only company selling these leads in Europe and due to faster than anticipated sales, it has doubled its original first year forecast.  We are still awaiting steroid information from our other OEM partner in order to complete its CE submission.

The FasTac Flex epicardial lead implant tool should receive CE approval this month, enabling distribution in Europe together with the steroid lead.  In recognition of the pending approval, a number of distribution companies have approached us to sell this tool in Europe with the current non-steroid Myopore lead.  The U.S. release of the new implant tool is awaiting additional evaluation from physician customers of our OEM partners.

Our steerable sheath for transseptal access in cardiac ablation started its customer requirements validation study this week with Bard EP, the last step prior to its commercial launch in the U.S. in September.  In addition, we submitted the CE design dossier for our steerable sheath with final approval for this product anticipated in the fall.

The IS-4 connector standard to simplify connections for certain pacemakers and defibrillators continues to make technical progress with ISO approval projected for mid-2006.  Enpath is involved in developing and manufacturing adapters to facilitate connections between new and old connectors.  Enpath has also designed an IS-4 clip that enables easier and safer connection of pacing system analyzer cables to IS-4 leads.  Lastly, Enpath has worked with another major OEM partner to develop an extendable/retractable tool that can be used with certain lead designs that have both the current IS-1 and the new IS-4 connectors.  These IS-4 products represent a multi-million dollar revenue opportunity for Enpath in 2006.

Thanks, Jim.  For the remainder of the year we have no significant product introductions scheduled although we will start to supply steerable catheters to Bard EP to commence its product launch as well as begin supplying introducers to several new customers.  Even though the quantities specified in the Bard EP contract are significant, the initial launch orders will be modest. Therefore, we now expect sales in the third and fourth quarter to approximate the level of sales achieved in quarter two.  With reduced spending related to the FDA appeal, and other expense reduction activities undertaken in the second quarter we expect to be modestly profitable for the remainder of the year, although expenses may increase if we agree with the FDA and our partners to undertake a least burdensome clinical trial.

Thank you for listening today.  Mark, Jim and I will answer any questions you may have.